EXHIBIT 99.1

COMPANY PRESS RELEASE

                         GUM TECH ARRANGES $6 MILLION IN
                     FINANCING FROM CITADEL INVESTMENT GROUP

PHOENIX, March 30, 1999 -- Gum Tech International, Inc. (Nasdaq: GUMM - news) announced today that it has arranged for $6 million in financing in combined senior debt and preferred equity from Citadel Investment Group, LLC, a Chicago based investment fund manager. The arrangement provides that Gum Tech may redeem the debt and repurchase the preferred stock with common stock rather than cash, at Gum Tech's option.

Gum Tech's Chief Financial Officer, William Hemelt, said, "The primary purpose of this financing is to provide initial funding for test marketing the ZICAM(TM) homeopathic cold remedy and to follow-up the initial research with clinical studies on the ability of ZICAM(TM) to prevent and eliminate the symptoms of the common cold, as well as its efficacy as a remedy for many common allergies."

According to Hemelt, "The company worked hard to arrange funding which results in as little dilution as possible to our current shareholders. The agreement allows us to repay the financing with cash from future profits, or common stock, whichever is in the best interests of shareholders in the future."

The proposed private placement is subject to the negotiation and delivery of a definitive purchase agreement and related documents and the completion of satisfactory due diligence by the purchaser. There can be no guarantee that Gum Tech will be able to successfully complete the proposed private placement.

The securities to be offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Gum Tech is located at 246 East Watkins Street, Phoenix,  Arizona 85004, E-mail:
Brown@gum-tech.com.

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